Exhibit 99.1

        STILLWATER MINING COMPANY ANNOUNCES US $1.8 MILLION INVESTMENT IN
                        PACIFIC NORTH WEST CAPITAL CORP.

    BILLINGS, Mont., Dec. 5 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) announced today that on December 5, 2006, it purchased 4,444,444 common shares of Pacific for US $0.40 per share, or a total of US $1.8 million.

    Pacific North West Capital Corporation, (TSX: PFN; OTC Bulletin Board:
PAWEF; Frankfurt: P7J), headquartered in Vancouver BC, is an exploration and development company focused on platinum group metal (PGM) and base metal projects in North America.

    Commenting on the purchase Francis R. McAllister, Chairman and Chief Executive Officer of Stillwater said, "Our investment in Pacific North West will give Stillwater an ownership interest in one of North America's foremost platinum group metal exploration companies. Pacific has an experienced management, exploration and technical team well-positioned in North America. The investment will provide Stillwater with early stage exploration exposure and venture opportunity, as well as the opportunity to participate in exploration successes in precious and base metal properties presently controlled or acquired in the future by Pacific."

    Mr. McAllister went on to say, "Stillwater to date has primarily focused on the expansion and development of its existing PGM mining properties, and the growth of its PGM recycling business. While these internal efforts will continue, we have concluded to pursue external mine growth opportunities, including both generative exploration projects such as those Pacific conducts, as well as late stage development or operating properties."

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2005 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

SOURCE  Stillwater Mining Company
    -0-                             12/05/2006
    /CONTACT:  Dawn E. McCurtain of Stillwater Mining Company,
+1-406-373-8787/
    /Web site:  http://www.stillwatermining.com /
    (SWC PAWEF PFN.)